UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2013

Comarco, Inc.

(Exact name of registrant as specified in its charter)

000-05449
(Commission File Number)

California	95-2088894
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

25541 Commercentre Drive, Suite 250, Lake Forest, California	92630-8870
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 599-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On August 26, 2013, Comarco, Inc. (“Comarco”, “we”, “us” or “our”) entered into an agreement (the “Agreement”) with Hartford Casualty Insurance Company and Hartford Insurance Company of the Midwest (collectively, “Hartford”) concerning Hartford’s obligations to insure us in connection with our ongoing, previously disclosed litigation (the “Action”) with Chicony Power Technology, Co. Ltd. (“Chicony”).

In October 2012, Hartford agreed to defend certain claims brought against us by Chicony, but did not agree to prosecute or pay for any claims we brought against Chicony. As a result, the defense of claims brought against us by Chicony have been handled by counsel appointed by Hartford at Hartford’s cost, with any claims we brought against Chicony handled by counsel appointed by us at our cost.

In July 2013, in response to our stated desire to have counsel appointed by us representing our consolidated interests across the entirety of our litigation with Chicony, we entered into discussions with Hartford and subsequently entered into the Agreement on a means to achieve our desired representation goal.

Pursuant to the Agreement:

●	Hartford agrees to pay one hundred percent of our defense costs and fifty percent of our expert fees related to the Action through August 31, 2013;

●

In addition to the costs and fees through August 31, 2013 referenced above, on August 27, 2013, Hartford paid us a one-time, lump-sum payment (the “Payment”), the amount of which is subject to our confidential treatment request described below;

●

from and after September 1, 2013, we agree to be solely responsible for all of our costs and expenses (including settlement payments and judgments, if any) in pursuing or defending any claims concerning the Action; and

●	we and Hartford mutually release each other from any and all future claims concerning the Action.

The Agreement also contains representations and warranties, indemnity obligations and other terms customary for an agreement of this type.

The above summary does not purport to be a complete description of the terms of the Agreement and is qualified in its entirety by the contents of the Agreement, a copy of which will be filed as an exhibit to our Form 10-Q for the quarter ending October 31, 2013. We will seek confidential treatment from the Securities and Exchange Commission for certain portions of the Agreement (including, without limitation, the amount of the Payment), which will be omitted from the exhibit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC.
Date: August 30, 2013	By:	/s/ ALISHA K. CHARLTON
Alisha K. Charlton Vice President and Chief Accounting Officer